As filed with the Securities and Exchange Commission on December 20, 2019

Registration No. 333-219718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMMUNOGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State of Incorporation)	04-2726691 (I.R.S. Employer Identification Number)

830 Winter Street

Waltham, Massachusetts 02451

(781) 895-0600

(Address of Principal Executive Offices)

IMMUNOGEN, INC.
2016 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Craig Barrows

Executive Vice President, General Counsel and Secretary
ImmunoGen, Inc.
830 Winter Street
Waltham, Massachusetts 02451
(781) 895-0600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ImmunoGen, Inc. (the “Company”) is filing this post-effective amendment to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-219718), filed with the Securities and Exchange Commission on August 4, 2017 by the Company (the “Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for issuance under the Company’s 2016 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2016 Plan”).  An aggregate of 2,594,909 shares of Common Stock were registered for issuance under the 2016 Plan pursuant to the Registration Statement.

On June 20, 2018, the Company’s shareholders approved the Company’s 2018 Employee, Director and Consultant Equity Incentive Plan (the “2018 Plan”), which replaced the 2016 Plan.  Following the approval of the 2018 Plan, no future awards were allowed to be made under the 2016 Plan after June 20, 2018.  As of the close of business on June 20, 2018, 667,305 shares of Common Stock were reserved and available for issuance under future awards under the 2016 Plan.  Accordingly, 667,305 shares registered under the Registration Statement were deregistered pursuant to Post-Effective Amendment No. 1 to the Registration Statement filed on June 25, 2018.

The maximum number of shares of Common Stock reserved and available for issuance under the 2018 Plan includes the number of shares underlying any grants previously made under the 2016 Plan that are forfeited, canceled or terminated (other than by exercise) on or after June 20, 2018.  An additional 1,927,604 shares registered under the Registration Statement (the “First Carried Forward Shares”) have been included in the shares reserved for issuance under the 2018 Plan as a result of the forfeiture, cancellation or termination (other than by exercise) of previously made grants under the 2016 Plan during the period between June 20, 2018 and November 30, 2019, which are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the First Carried Forward Shares for issuance pursuant to the 2018 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, the Commonwealth of Massachusetts on this 20th day of December, 2019.

IMMUNOGEN, INC.

By:	/s/ Mark J. Enyedy
Mark J. Enyedy
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Mark J. Enyedy	President, Chief Executive Officer and Director	December 20, 2019
	Mark J. Enyedy	(Principal Executive and Financial Officer)

	/s/ David G. Foster	Vice President, Finance and Chief Accounting	December 20, 2019
	David G. Foster	Officer, and Treasurer (Principal Financial and Accounting Officer)

	*	Chairman of the Board of Directors	December 20, 2019
Stephen C. McCluski

	*	Director	December 20, 2019
Stuart A. Arbuckle

	*	Director	December 20, 2019
Mark Goldberg

	*	Director	December 20, 2019
Dean J. Mitchell

	*	Director	December 20, 2019
Kristine Peterson

	*	Director	December 20, 2019
Richard J. Wallace

* By:	/s/ Mark J. Enyedy
Mark J. Enyedy
(Attorney-in-fact)